                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

      This Employment Agreement ("Agreement") is entered into between Gulf Polymer and Petrochemical, Inc., a Delaware corporation ("Company"), and Wayne
D. Morse, a resident of Kingwood, Harris County, Texas ("Executive"), effective as of January 1, 2004 (the "Effective Date"). The Company and the Executive are sometimes referred to herein as the "Parties."

      This Agreement shall replace the employment agreement entered into between Executive and Westlake Monomers Corporation (the "Prior Agreement"), which was assigned to the Company as of January 1, 1996.

      1. Employment. The Company hereby employs the Executive and the Executive hereby accepts continuing employment with the Company upon the terms and conditions set forth herein.

      2. Duties and Responsibilities.

      2.1. Extent of Service. The Executive shall, during the term of this Agreement, devote such of his entire time, attention, energies and business efforts to his duties to the Company and its subsidiaries (the "Westlake Group") as are reasonably necessary to carry out his duties specified in Paragraph 2.2 below. The Executive shall not, during the term of this Agreement, engage in any other business activity (whether or not such business activity is pursued for gain, profit or other pecuniary advantage) if such business activity would impair the Executive's ability to carry out his duties hereunder. This Paragraph 2.1, however, shall not be construed to prevent the Executive from investing his personal assets as a passive investor in such form or manner as will not contravene the policies of the Westlake Group.

      2.2. Position and Duties. The Executive shall serve as Vice President (or in such other office of comparable or greater responsibility as the board of directors of a Westlake Group company may determine) and shall perform, faithfully and diligently, the services and functions relating to such office or otherwise reasonably incident to such office as may be designated from time to time by the board of directors of companies in the Westlake Group; provided that all such services and functions shall be reasonable and within the Executive's area of expertise; and provided further that the Executive shall be physically capable of performing the same.

      3. Salary and Other Benefits. Subject to the terms and conditions of this
Agreement:

      3.1. Salary. As compensation for his services under and during the term of his employment under this Agreement, the Executive shall be paid an annual base salary ("Base Salary") of not less than $245,018.00, payable in accordance with the Company's normal payroll practice. The Base Salary may be increased (but not decreased) from time to time in the sole discretion of the Board of Directors.

      3.2. Other Benefits. As long as the Executive is employed hereunder, the Executive shall be entitled to receive the following benefits in addition to his Base Salary:

            (a) Executive shall be entitled to the benefits described in Paragraph 3.3 below.

            (b) The Executive shall have the right to participate in all group benefit plans offered by the Company (including without limitation, disability, accident, medical, vision, dental, life insurance, hospitalization, vacation, savings and pension), all in accordance with the Company's regular policies with respect to its salaried employees. The Executive's service with BFG Intermediates Co. Inc. shall be considered for eligibility and vesting purposes on the same basis as other salaried employees hired by the Company from BFG Intermediates Co. Inc.

            (c) The Executive shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred by him in the course of the performance of his duties hereunder in accordance with policies of the Company.

            (d) In order to promote the interests of the Westlake Group, Executive shall be reimbursed for the initiation fees and all monthly dues incurred by him in connection with his membership in such club as may be agreed upon by the Executive and the Company.

            (e) The Executive shall be entitled to such vacation, holidays and other paid or unpaid leaves of absence as are consistent with the Company's normal policies for salaried employees.

            (f) The Executive shall be entitled to relocate and receive the benefits of the Company's relocation policy at any time during the term of this Agreement.

      3.3. Accrued Deferred Compensation. The Executive was awarded 600,000 "Units" in a deferred compensation "Plan" under the Prior Agreement. The Company and Executive agree that the Plan, and in particular the formulas set forth therein to derive the "Adjusted Value" of a Unit, has ceased to function as a meaningful measure of the Executive's contributions to the success of the Company. In lieu of Executive's rights under the Prior Agreement in the "Plan," the Company agrees to pay Executive, and Executive agrees to accept from the Company, as deferred compensation to

Executive, a lump-sum payment in the amount of $1,781,385.00 (the "Deferred Payment"). The Deferred Payment shall be payable on the earlier of (1) the date Executive retires or otherwise ceases to be an employee of the Company for any reason, and (2) January 3, 2005.

      4. Term. The term of this Agreement shall be for an initial period of two years commencing on the Effective Date and ending on December 31, 2005, and shall thereafter automatically be extended on a year-to-year basis unless either the Executive or the Company gives the other Party ninety (90) days written notice prior to the date that the term of this Agreement would otherwise expire.

      5. Termination and Resignation. The Company shall have the right to terminate the Executive's employment hereunder at any time and for any reason, and upon any such termination the Executive shall be entitled to receive from the Company prompt payment of the amount determined pursuant to the applicable sub-paragraph of Paragraph 6 below. The Executive shall have the right to terminate his employment hereunder at any time by retirement or resignation, and he shall thereupon be entitled to receive from the Company prompt payment of the amount determined pursuant to the applicable sub-paragraph of Paragraph 6 below.

      6. Payments Upon Termination and Resignation.

      6.1. Pro Rata Payment. If the Executive dies, becomes disabled (being the inability of the Executive to perform his normal employment duties for the remainder of the term of this Agreement because of either physical or mental incapacity), is terminated for Cause or voluntarily resigns (as defined in Paragraph 3), then in each case the Executive shall be entitled to receive (in addition to the Deferred Payment under

Paragraph 3.3) only his Base Salary on a pro rata basis to the date of death, disability, termination for Cause or voluntary resignation.

      6.2. Base Salary Payment. If the Company terminates the Executive's employment without Cause, then the Executive shall be entitled to receive (in addition to the Deferred Payment under Paragraph 3.3) his Base Salary to the date of termination and a lump sum payment equal to one year's Base Salary.

      7. Preservation of Business; Fiduciary Responsibility. The Executive shall use his best efforts to preserve the business and organization of the Westlake Group companies, to keep available the services of their present employees and to preserve their business relations with their suppliers, distributors, customers and others. The Executive shall not commit any act, or in any way assist others to commit any act, which would injure the Westlake Group. So long as the Executive is employed hereunder, the Executive shall observe and fulfill proper standards of fiduciary responsibility attendant upon his service and office and shall comply with the terms of the policy statements of all the companies in the Westlake Group.

      8. Notice. All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a Party may specify by notice pursuant to this provision):

         (a)   To the Company:

               Gulf Polymer and Petrochemical, Inc.
               Westlake Center
               2801 Post Oak Boulevard
               Houston, Texas 77056
               Attention: President

         (b)   To the Executive:

               Mr. Wayne D. Morse
               2935 Kings Forest Drive
               Kingwood, Texas 77339

      9. Controlling Law and Performability. The execution, validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Texas.

      10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration in Houston, Texas. In the proceeding the Executive shall select one arbitrator, the Company shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator. The decision of a majority of the arbitrators shall be binding on the Executive and the Company. Should one Party fail to select an arbitrator within five days after notice of the appointment of an arbitrator by the other Party or should the two arbitrators selected by the Executive and the Company fail to select an arbitrator within ten days after the date of the appointment of the last of such two arbitrators, any person sitting as a Judge of the United States District Court for the Southern District of Texas, Houston Division, upon application of the Executive or the Company, shall appoint an arbitrator to fill such space with the same force and effect as though such arbitrator had been appointed in accordance with the first sentence of this Paragraph 10. Any arbitration proceeding pursuant to this Paragraph 10 shall be conducted in accordance with the rules of the American Arbitration Association. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

      11. Expenses. The Company will pay or reimburse the Executive for all costs and expenses (including arbitration and court costs and attorneys' fees) incurred by the Executive as a result of any meritorious claim, action or proceeding arising out of, or challenging the validity, advisability or enforceability of, this Agreement or any provision hereof.

      12. Entire Agreement and Amendments. This Agreement contains the entire agreement of the Parties relating to the matters contained herein and supersedes the Prior Agreement and any other prior agreements and understandings, oral or written, between the Parties with respect to the subject matter hereof, but this Agreement shall not replace or supersede any current or future agreements or understandings with other companies in the Westlake Group to the extent they impose obligations on the Executive's duties and responsibilities that are in addition to, or differ from, those imposed hereunder. This Agreement may be changed only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

      13. Separability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by the decision of any arbitrator or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

      14. Assignments. In the event of the sale of all or substantially all of the assets of the Company, the Company and Executive agree that, at the Company's option, either (A) all financial obligations of the Company contained in this Agreement including the Deferred Payment will be assigned to and assumed by the purchaser of the assets, in which case the Company will be released from further obligations hereunder or (B) Executive will remain in the employ of the Company and the Company shall continue all its financial obligations contained in this Agreement, including the Deferred Payment.

      In the event of an assignment of this Agreement, all covenants, conditions and provisions hereunder shall inure to the benefit of and be enforceable against the purchaser of the Company's assets. The rights and obligations of the Executive under this Agreement are personal to him, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer.

      15. Effect of Agreement. Subject to the provisions of Paragraph 14 with respect to assignments, this Agreement shall be binding upon the Executive and his heirs, executors, administrators, legal representatives and assigns and upon the Company and its respective successors and assigns.

      16. Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one and the same instrument.

      17. Waiver of Breach. The waiver by either Party of a breach of any provision of the Agreement by the other Party shall not operate or be construed as a waiver by such Party of any subsequent breach of such other Party.

      18. Withholding of Taxes. The Company may withhold from any amount payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

      19. Non-disclosure of Confidential Matters. Executive agrees not to make any unauthorized use, publication or disclosure during or subsequent to his employment by the Company of the terms of this Agreement or of any intellectual property of a confidential or trade secret nature generated or acquired by him during the course of his employment, except to the extent that the disclosure of intellectual property information is necessary to fulfill his responsibilities as an employee of the Company. Executive understands that confidential matters and trade secrets include information not generally known by or available to the public about or belonging to the company, its divisions, subsidiaries and related affiliates or belonging to other companies to whom the Company, its divisions, subsidiaries and related affiliates may have an obligation to maintain information in confidence, and that authorization for public disclosure may only be obtained through the Company's written consent. Executive also understands and agrees that the information protected by this provision includes, but is not limited to, information of a technical and a business nature such as ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, product formulae, design specifications, writings and other works of authorship, computer programs, financial figures, marketing plans, customer lists and data, business plans or methods and the like, which relate in any manner to the actual or anticipated business of the Company, affiliates, subsidiaries or divisions, or related to its actual or anticipated areas of research and development.

      The obligations of this section shall survive the expiration of the term of this Agreement.

      IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above written.

                              COMPANY

                              GULF POLYMER AND PETROCHEMICAL, INC.


                              By:    /s/ ALBERT CHAO
                                     _________________________________________

                              Name:  _________________________________________

                              Title: _________________________________________



                              EXECUTIVE

                              /s/ WAYNE D. MORSE
                              ________________________________________________
                              WAYNE D. MORSE